Exhibit 99.2

FIRST AMENDMENT

TO

AGREEMENT FOR THE PURCHASE OF COMMON STOCK

THIS FIRST AMENDMENT dated as of February 13, 2008 (the “Amendment”) to the COMMON STOCK PURCHASE AGREEMENT dated as of December 18, 2007 (the “Agreement”) by and among Antony Claydon (“Claydon”), who is President of Kabe Exploration Inc. (the “Company”), Rory Moss (“Moss”)  (Claydon and Moss are collectively referred to as the “Sellers”), and Erik Ulsteen (“Purchaser”)

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

WITNESSETH:

WHEREAS, the Parties entered into the Agreement for the sale of 1,750,000 shares of Kabe Exploration Inc., and the Parties wish to extend the closing date for such transaction,

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

                1.          Paragraph 1.03 of the Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with “It is agreed that the entire balance of the amount due to the Sellers, will be wire transferred to the Escrow Account on or before January 15, 2008, and that the Closing will take place when all of the documents and consideration described in Paragraphs 2.13 and in Paragraph 3.02 have been delivered.

                2.          Paragraph 3.01 of the Agreement is hereby amended by deleting the second sentence in its entirety.

                In witness whereof, this Amendment has been duly executed by the parties hereto as of the date first above written.

Antony Claydon - Seller

/s/ Antony Claydon

Rory Moss - Seller

/s/ Rory Moss

Erik Ulsteen - Purchaser

/s/ Erik Ulsteen